Exhibit 4.19
          Capital Replacement Covenant, dated as of January 23, 2008 (this “Covenant”), by Citigroup Inc., a Delaware corporation (the “Corporation”), in favor of, and for the benefit of, each Covered Debtholder (as defined below).
Recitals
          A. On the date hereof, the Corporation is issuing 58,000 shares of its 6.5% Non-Cumulative Convertible Preferred Stock, Series T, $1.00 par value (the “Series T Convertible Preferred Stock”), with a liquidation preference of $50,000 per share and $2,900,000,000 in the aggregate, represented by 58,000,000 depositary shares (together with the Series T Convertible Preferred Stock, the “Securities”), each representing a 1/1,000th interest in a share of Series T Convertible Preferred Stock.
          B. This Covenant is the “Capital Replacement Covenant” referred to in the Prospectus Supplement, dated January 17, 2008, relating to the Series T Convertible Preferred Stock.
          C. The Corporation is entering into this Covenant and disclosing the content of this Covenant in the manner provided below with the intent that the covenants provided for in this Covenant be enforceable by each Covered Debtholder and that the Corporation be estopped from disregarding the covenants in this Covenant, in each case to the fullest extent permitted by applicable law.
          D. The Corporation acknowledges that reliance by each Covered Debtholder upon the covenants in this Covenant is reasonable and foreseeable by the Corporation and that, were the Corporation to disregard its covenants in this Covenant, each Covered Debtholder would have sustained an injury as a result of its reliance on such covenants.
          NOW, THEREFORE, the Corporation hereby covenants and agrees as follows in favor of and for the benefit of each Covered Debtholder.
          SECTION 1. Definitions. Capitalized terms used in this Covenant (including the Recitals) have the meanings set forth in Schedule I hereto.
          SECTION 2. Limitation on Redemption and Purchase of Securities.
          (a) The Corporation hereby promises and covenants to, and for the benefit of, each Covered Debtholder that the Corporation shall not, and shall cause its Subsidiaries not to redeem or purchase all or any part of the Securities before the Termination Date except to the extent that (A) the applicable redemption or purchase price is equal to or less than the sum of the following amounts:
     (i) the Applicable Percentage of the aggregate amount of (x) net cash proceeds received by the Corporation or its Subsidiaries from the sale of Common Stock and rights to acquire Common Stock to Persons that are not Subsidiaries of the Corporation, (y) the Market Value of any Common Stock that the Corporation or its Subsidiaries have delivered as consideration for property or assets in an arm’s length transaction and (z) the Market Value of any Common Stock that the Corporation and its Subsidiaries have issued to Persons other than the Corporation and its Subsidiaries in connection with the conversion of any convertible or exchangeable securities, other than securities for which the Corporation or any of its Subsidiaries has received equity credit from any NRSRO, in each case since the most recent Measurement Date (without double counting proceeds received in any prior Measurement Period); plus
     (ii) the Applicable Percentage of the aggregate net cash proceeds received by the Corporation or its Subsidiaries since the most recent Measurement Date (without double counting proceeds received in any prior Measurement Period) from the sale of Mandatorily Convertible Preferred Stock, Debt Exchangeable for Common Equity, Debt Exchangeable for Preferred Equity and REIT Preferred Securities; plus
     (iii) the Applicable Percentage of the aggregate amount of net cash proceeds received by the Corporation and its Subsidiaries since the most recent Measurement Date (without double counting proceeds received in any prior Measurement Period) from the sale of Qualifying Capital Securities;
in each case to Persons that are not Subsidiaries of the Corporation and (B) the Corporation has obtained the prior concurrence or approval of the Federal Reserve (which includes the Board of Governors of the Federal Reserve System and the Federal Reserve Bank of New York, or its successor as the Corporation’s primary federal banking regulator) if such concurrence or approval is then required under the Federal Reserve’s capital rules. For the avoidance of doubt, Persons covered by the Corporation’s dividend reinvestment plan and employee benefit plans shall be deemed not to be Subsidiaries of the Corporation for purposes of this Section 2; provided, however, that the provisions of this Section 2 shall not apply to (i) the purchase of the Securities or any portion thereof in connection with the distribution thereof or (ii) purchases of the Securities or any portion thereof by Affiliates of the Corporation in connection with market-making or other secondary-market activities.
          (b) For the avoidance of doubt, the limitations set forth in Section 2(a) hereof shall not apply to the conversion of the Series T Convertible Preferred Stock in accordance with the terms and conditions thereof, including any cash payments in lieu of fractional shares of Common Stock made by the Corporation in connection therewith.
          SECTION 3. Covered Debt
          (a) The Corporation represents and warrants that the Initial Covered Debt is Eligible Debt.
          (b) On the Redesignation Date or during the 30-day period immediately preceding the Redesignation Date with respect to the then-effective Covered Debt, the Corporation shall identify the series of Eligible Debt that will become the Covered Debt on and after such Redesignation Date in accordance with the following procedures:
     (A) the Corporation shall identify each series of its then-outstanding long-term indebtedness for money borrowed that is Eligible Debt;

     (B) if only one series of the Corporation’s then-outstanding long-term indebtedness for money borrowed is Eligible Debt, such series shall become the Covered Debt on the related Redesignation Date;
     (C) if the Corporation has more than one outstanding series of long-term indebtedness for money borrowed that is Eligible Debt, then the Corporation shall identify the series that has the latest occurring final maturity date as of the date the Corporation is applying the procedures in this Section 3(b) and such series shall become the Covered Debt on the related Redesignation Date;
     (D) the series of outstanding long-term indebtedness for money borrowed that is determined to be Covered Debt pursuant to clause (B) or (C) above shall be the Covered Debt for purposes of this Covenant for the period commencing on the related Redesignation Date and continuing to, but not including, the Redesignation Date as of which a new series of outstanding long-term indebtedness is next determined to be the Covered Debt pursuant to the procedures set forth in this Section 3(b); and
     (E) in connection with such identification of a new series of Covered Debt, the Corporation shall give the notice provided for in Section 4 within the time frame provided for in such section.
          (c) The Corporation agrees that, if at any time the Covered Debt is held by a trust (for example, where the Covered Debt is part of an issuance of trust preferred securities), a holder of the securities issued by such trust may enforce this Covenant directly against the Corporation (including by instituting legal proceedings) as though such holder owned Covered Debt directly, and the holders of such trust securities shall be deemed to be Covered Debtholders for purposes of this Covenant for so long as the indebtedness held by such trust remains Covered Debt hereunder.
          SECTION 4. Notice. In order to give effect to the intent of the Corporation described in Recital C, the Corporation covenants that:
          (a) simultaneous with the execution of this Covenant or as soon as practicable after the date hereof, it shall (i) give notice to the Holders of the Initial Covered Debt, in the manner provided in the indenture relating to the Initial Covered Debt, of this Covenant and the rights granted to such Holders hereunder and (ii) file a copy of this Covenant with the Commission as an exhibit to a Current Report on Form 8-K under the Exchange Act;
          (b) so long as the Corporation is a reporting company under the Exchange Act, the Corporation shall include in each annual report filed with the Commission on Form 10-K under the Exchange Act a description of the covenant set forth in Section 2 and identify the series of long-term indebtedness for borrowed money that is Covered Debt as of the date such Form 10-K is filed with the Commission;
          (c) within 30 days after a series of the Corporation’s long-term indebtedness for money borrowed (1) becomes Covered Debt or (2) ceases to be Covered Debt, the

Corporation will give notice of such occurrence to the holders of such long-term indebtedness for money borrowed in the manner provided for in the indenture, fiscal agency agreement or other contract or instrument under which such long-term indebtedness for money borrowed was issued and, thereafter, publicly announce such occurrence (a) in a Current Report on Form 8-K under the Exchange Act which either describes this Covenant and incorporates this Covenant by reference to a previously filed exhibit to a Current Report on Form 8-K or includes a copy of this Covenant, and (b) in the Corporation’s quarterly report on Form 10-Q or the Corporation’s annual report on Form 10-K, as applicable (or any successor to such forms), that immediately follows the public announcement;
          (d) if, and only if, the Corporation ceases to be a reporting company under the Exchange Act, the Corporation will (1) post on its website or any other similar electronic platform generally available to the public the information otherwise required to be included in Exchange Act filings pursuant to clauses (b) and (c) of this Section 4 and (2), to the extent permitted by Bloomberg or any other similar third-party vendor that makes available to the marketplace information with respect to securities that are Covered Debt by posting such information on an electronically accessible screen (each an “Investor Screen”), cause a notation to be included on each such Investor Screen identifying the relevant series of indebtedness of the Corporation that is Covered Debt from time to time as Covered Debt for purposes of this Covenant and cause a hyperlink to a conformed copy of this Covenant to be included on the Investor Screen for each series of Covered Debt (but only so long as such series is Covered Debt); and
          (e) promptly upon request by any Holder of Covered Debt, the Corporation will provide such Holder with a conformed copy of the executed version of this Covenant.
          SECTION 5. Term. (a) The obligations of the Corporation pursuant to this Covenant shall remain in full force and effect until the earliest date (the “Termination Date”) to occur of (1) the date, if any, on which the Holders of a majority by principal amount of the then-effective Covered Debt consent or agree, as evidenced by a resolution of a meeting of the Holders or otherwise in writing, to the termination of this Covenant, (2) the date on which the Corporation has no outstanding Eligible Subordinated Debt or Eligible Senior Debt (in each case without giving effect to the rating requirement in clause (ii) of the definition of each such term) and (3) February 15, 2020 or, if earlier, when all of the Securities have been redeemed or purchased in full in compliance with this Capital Replacement Covenant. From and after the Termination Date, the obligations of the Corporation pursuant to this Covenant shall be of no further force or effect.
          (b) For purposes of Section 5(a)(1) and Section 6, the Holders whose consent or agreement is required to terminate the covenants in Section 2 or to amend or supplement the obligations of the Corporation under this Covenant shall be the Holders of the then-effective Covered Debt as of a record date established by the Corporation that is not more than 45 days prior to the date on which the Corporation proposes that such termination, amendment or supplement becomes effective.

          SECTION 6. Amendments. This Covenant may be amended or supplemented from time to time by a written instrument signed by the Corporation with the consent of the Holders of a majority by principal amount of the then-effective series of Covered Debt; provided that this Covenant may be amended or supplemented from time to time by a written instrument signed only by the Corporation (and without the consent of the Holders of the then-effective series of Covered Debt) if (i) such amendment or supplement eliminates Common Stock, Debt Exchangeable for Common Stock, rights to acquire Common Stock, and/or Mandatorily Convertible Preferred Stock as a Replacement Capital Security, if after the date of this Covenant, the Corporation has been advised in writing by a nationally recognized independent accounting firm or an accounting standard or interpretive guidance of an existing accounting standard issued by an organization or regulator that has responsibility for establishing or interpreting accounting standards in the United States becomes effective such that there is more than an insubstantial risk that failure to eliminate Common Stock, Debt Exchangeable for Common Stock, rights to acquire Common Stock and/or Mandatorily Convertible Preferred Stock as a Replacement Capital Security would result in a reduction in the Corporation’s earnings per share as calculated in accordance with generally accepted accounting principles in the United States; (ii) such amendment or supplement is not adverse to the Holders of the then-effective series of Covered Debt and an officer of the Corporation has delivered a written certificate to the Holders of the then-effective Covered Debt in the manner provided for in the indenture, fiscal agency agreement or other instrument with respect to such Covered Debt stating that, in his or her determination, such amendment or supplement would not adversely affect the Holders of the then-effective Covered Debt; or (iii) the effect of such amendment or supplement is solely to impose additional restrictions on, or eliminate certain of, the types of securities qualifying as Replacement Capital Securities (other than the securities covered by clause (i) above), and an officer of the Corporation has delivered a written certificate to the Holders of the then-effective Covered Debt in the manner provided for in the indenture, fiscal agency agreement or other instrument with respect to such Covered Debt stating that, in his or her determination, such amendment or supplement would not adversely affect the Holders of the then-effective Covered Debt. For the avoidance of doubt, an amendment or supplement that adds new types of Qualifying Capital Securities or modifies the requirements of the Qualifying Capital Securities described herein would not be adverse to the rights of the Holders of the then-effective Covered Debt if, following such amendment or supplement, this Covenant would satisfy clause (ii) of the definition of Qualifying Capital Replacement Covenant.
          SECTION 7. Miscellaneous. (a) This Covenant shall be governed by and construed in accordance with the laws of the State of New York.
          (b) This Covenant shall be binding upon the Corporation and its successors and assigns and shall inure to the benefit of the Covered Debtholders as they exist from time to time (it being understood and agreed by the Corporation that any Person who is a Covered Debtholder at the time such Person acquires or holds Covered Debt shall retain its status as a Covered Debtholder for so long as the series of long-term indebtedness for borrowed money owned by such Person is Covered Debt and, if such Person initiates a claim or proceeding to enforce its rights under this Covenant after the Corporation has violated its covenants in Section 2 and before the series of long-term indebtedness for money borrowed held by such Person is no longer

Covered Debt, such Person’s rights under this Covenant shall not terminate by reason of such series of long-term indebtedness for money borrowed no longer being Covered Debt).
          (c) All demands, notices, requests and other communications to the Corporation under this Covenant shall be deemed to have been duly given and made if in writing and (i) if served by personal delivery upon the Corporation, on the day so delivered (or, if such day is not a Business Day, the next succeeding Business Day), (ii) if delivered by registered post or certified mail, return receipt requested, or sent by a national or international courier service, on the date of receipt (or, if such date of receipt is not a Business Day, the next succeeding Business Day), or (iii) if sent by telecopier, on the day telecopied, or if not a Business Day, the next succeeding Business Day; provided that the telecopy is promptly confirmed by telephone confirmation thereof, in each case to the Corporation at the address set forth below, or at such other address as the Corporation may thereafter notify to Covered Debtholders or post on the Corporation’s website as the address for notices under this Covenant:
Citigroup Inc.
399 Park Avenue
New York, New York 10043
(212) 599-1000
Attention: Treasury Department

          IN WITNESS WHEREOF, the Corporation has caused this Covenant to be executed by its duly authorized officer, as of the day and year first above written.

CITIGROUP INC.
By:	/s/ Charles E. Wainhouse
	Name:	Charles E. Wainhouse
	Title:	Assistant Treasurer

SCHEDULE I
DEFINITIONS
          “Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.
          “Alternative Payment Mechanism” means, with respect to any Qualifying Capital Securities, provisions in the related transaction documents requiring the Corporation to issue (or use Commercially Reasonable Efforts to issue) one or more types of APM Qualifying Securities raising eligible proceeds at least equal to the deferred Distributions on such Qualifying Capital Securities and apply the proceeds to pay unpaid Distributions on such Qualifying Capital Securities, commencing on the earlier of (x) the first Distribution Date after commencement of a deferral period on which the Corporation pays current Distributions on such Qualifying Capital Securities and (y) the fifth anniversary of the commencement of such deferral period, and that:
          (a) define “eligible proceeds” to mean, for purposes of such Alternative Payment Mechanism, the net proceeds (after underwriters’ or placement agents’ fees, commissions or discounts and other expenses relating to the issuance or sale of the relevant securities, where applicable, and including the fair market value of property received by the Corporation or any of its Subsidiaries as consideration for such APM Qualifying Securities) that the Corporation has received during the 180 days prior to the related Distribution Date from the issuance of APM Qualifying Securities, up to the Preferred Cap in the case of APM Qualifying Securities that are Qualifying Preferred Stock or Mandatorily Convertible Preferred Stock;
          (b) may permit the Corporation to pay current Distributions on any Distribution Date out of any source of funds but (x) require the Corporation to pay deferred Distributions only out of eligible proceeds and (y) prohibit the Corporation from paying deferred Distributions out of any source of funds other than eligible proceeds;
          (c) if deferral of Distributions continues for more than one year, require the Corporation not to, and cause its Subsidiaries not to, redeem or purchase any of the Corporation’s securities ranking junior to or pari passu with any APM Qualifying Securities the proceeds of which were used to settle deferred interest during the relevant deferral period until at least one year after all deferred Distributions have been paid (a “Repurchase Restriction”);
          (d) notwithstanding clause (b) of this definition, if the Federal Reserve disapproves the Corporation’s sale of APM Qualifying Securities or the use of the proceeds thereof to pay deferred Distributions, may (if the Corporation elects to so provide in the terms of such Qualifying Capital Securities) permit the Corporation to pay deferred Distributions from any source or, if the Federal Reserve does not disapprove the Corporation’s issuance and sale of APM Qualifying Securities but disapproves the use of the proceeds thereof to pay deferred Distributions, may (if the Corporation elects to so provide in the terms of such Qualifying Capital Securities) permit the Corporation to use such proceeds for other purposes and to continue to defer Distributions, without a breach of its obligations under the transaction documents related to the Qualifying Capital Securities;
          (e) may include a provision that, notwithstanding the APM Maximum Obligation and the Preferred Cap for purposes of paying deferred interest, limits the ability of the Corporation to sell shares of Common Stock, Qualifying Warrants, or Mandatorily Convertible Preferred Stock above an aggregate cap specified in the transaction documents (a “Share Cap”), subject to the Corporation’s agreement to use commercially reasonable efforts to increase the Share Cap (i) only to the extent that it can do so and simultaneously satisfy its future fixed or contingent obligations under other securities and derivative instruments that provide for settlement or payment in shares of Common Stock or (ii) if the Corporation cannot increase the Share Cap as contemplated in the preceding clause, by requesting its Board of Directors to adopt a resolution for shareholder vote at the next annual shareholders meeting occurring at least 4 months after the date on which the Share Cap has been reached to increase the number of shares of its authorized Common Stock for purposes of satisfying its obligations to pay deferred Distributions;
          (f) limit the obligation of the Corporation to issue (or use Commercially Reasonable Efforts to issue) APM Qualifying Securities that are Common Stock and Qualifying Warrants to settle deferred Distributions pursuant to the Alternative Payment Mechanism either (A) during the first five years of any deferral period or (B) before an anniversary of the commencement of any deferral period that is not earlier than the fifth such anniversary and not later than the ninth such anniversary (as designated in the terms of such Qualifying Capital Securities) with respect to deferred Distributions attributable to the first five years of such deferral period, either:
          (i) to an aggregate amount of such securities, the net proceeds from the issuance of which is equal to 2% of the product of the average of the Market Value of the Common Stock on the ten consecutive trading days ending on the fourth trading day immediately preceding the date of issuance multiplied by the total number of issued and outstanding shares of Common Stock as of the date of the Corporation’s most recent publicly available consolidated financial statements; or
          (ii) to a number of shares of Common Stock and Qualifying Warrants, in the aggregate, not in excess of 2% of the outstanding number of shares of Common Stock as of the date of the Corporation’s most recent publicly available consolidated financial statements (the “APM Maximum Obligation”);
          (g) limit the right of the Corporation to issue APM Qualifying Securities that are Qualifying Preferred Stock and Mandatorily Convertible Preferred Stock to settle deferred Distributions pursuant to the Alternative Payment Mechanism to an aggregate amount of Qualifying Preferred Stock and still-outstanding Mandatorily Convertible Preferred Stock issued pursuant to the Alternative Payment Mechanism, the net proceeds from the issuance of which with respect to all deferral periods is equal to 25% of the liquidation or outstanding principal amount of the securities that are the subject of the related Alternative Payment Mechanism (the “Preferred Cap”);

          (h) in the case of Qualifying Capital Securities other than non-cumulative perpetual preferred stock, include a Bankruptcy Claim Limitation Provision; and
          (i) may permit the Corporation, at its option, to provide that if it is involved in a merger, consolidation, amalgamation, binding share exchange or conveyance, transfer or lease of assets substantially as an entirety to any other person or a similar transaction (a “Business Combination”) where immediately after the consummation of the Business Combination more than 50% of the surviving or resulting entity’s voting stock is owned by the shareholders of the other party to the Business Combination, then clauses (a) through (c) of this definition will not apply to any deferral period that is terminated on the next Distribution Date following the date of consummation of the Business Combination (or if later, at any time within 90 days following the date of consummation of the Business Combination);
provided that:
          (i) the Corporation shall not be obligated to issue (or use Commercially Reasonable Efforts to issue) APM Qualifying Securities for so long as a Market Disruption Event has occurred and is continuing;
          (ii) if, due to a Market Disruption Event or otherwise, the Corporation is able to raise and apply some, but not all, of the eligible proceeds necessary to pay all deferred Distributions on any Distribution Date, the Corporation will apply any available eligible proceeds to pay accrued and unpaid Distributions on the applicable Distribution Date in chronological order subject to the APM Maximum Obligation, Share Cap and Preferred Cap, as applicable; and
          (iii) if the Corporation has outstanding more than one class or series of securities under which it is obligated to sell a type of APM Qualifying Securities and apply some part of the proceeds to the payment of deferred Distributions, then on any date and for any period the amount of net proceeds received by the Corporation from those sales and available for payment of deferred Distributions on such securities shall be applied to such securities on a pro rata basis up to the APM Maximum Obligation, Share Cap and Preferred Cap, as applicable, in proportion to the total amounts that are due on such securities, or on such other basis as the Federal Reserve may approve or require.
          “APM Maximum Obligation” has the meaning specified in clause (f) of the definition of Alternative Payment Mechanism.
          “APM Qualifying Securities” means, with respect to an Alternative Payment Mechanism or a Mandatory Trigger Provision, one or more of the following (as designated in the transaction documents for any Qualifying Capital Securities that include an Alternative Payment Mechanism or a Mandatory Trigger Provision, as applicable):
          (a) Common Stock;
          (b) Qualifying Warrants;
          (c) Mandatorily Convertible Preferred Stock; or

          (d) Qualifying Preferred Stock;
provided that (i) if the APM Qualifying Securities for any Alternative Payment Mechanism or Mandatory Trigger Provision include both Common Stock and Qualifying Warrants, such Alternative Payment Mechanism or Mandatory Trigger Provision may permit, but need not require, the Corporation to issue Qualifying Warrants and (ii) such Alternative Payment Mechanism or Mandatory Trigger Provision may permit, but need not require, the Corporation to issue Mandatorily Convertible Preferred Stock.
          “Applicable Percentage” means:
          (i), with respect to any sale of Common Stock or rights to acquire Common Stock, 133%; and
          (ii) with respect to Debt Exchangeable for Common Equity, Debt Exchangeable for Preferred Equity, Mandatorily Convertible Preferred Stock, REIT Preferred Securities and Qualifying Capital Securities, 100%.
          “Appropriate Federal Banking Agency” means, as to a Depository Institution Subsidiary, the Federal bank regulatory agency or authority that is the “appropriate Federal banking agency” (within the meaning of 12 U.S.C. § 1813(q)) with respect to such Depository Institution Subsidiary.
          “Bankruptcy Claim Limitation Provision” means, with respect to any Qualifying Capital Securities that have an Alternative Payment Mechanism or a Mandatory Trigger Provision, provisions that, upon any liquidation, dissolution, winding up or reorganization or in connection with any insolvency, receivership or proceeding under any bankruptcy law with respect to the issuer, limit the claim of the holders of such securities to Distributions that accumulate during (A) any deferral period, in the case of securities that have an Alternative Payment Mechanism or (B) any period in which the issuer fails to satisfy one or more financial tests set forth in the terms of such securities or related transaction agreements, in the case of securities that have a Mandatory Trigger Provision, to:
          (i) in the case of Qualifying Capital Securities that have an Alternative Payment Mechanism or Mandatory Trigger Provision with respect to which the APM Qualifying Securities do not include Qualifying Preferred Stock or Mandatorily Convertible Preferred Stock, 25% of the stated or principal amount of such Qualifying Capital Securities then outstanding; and
          (ii) in the case of any other Qualifying Capital Securities, an amount not in excess of the sum of (x) two years of accumulated and unpaid Distributions and (y) an amount equal to the excess, if any, of the Preferred Cap over the aggregate amount of net proceeds from the sale of Qualifying Preferred Stock and Mandatorily Convertible Preferred Stock that is still outstanding that the issuer has applied to pay such Distributions pursuant to the Alternative Payment Mechanism or the Mandatory Trigger Provision; provided that the holders of such Qualifying Capital Securities are deemed to agree in the instrument governing such Qualifying Capital Securities that, to the extent the claim for deferred interest exceeds the amount set forth in clause (x), the amount they receive in respect of such excess shall not exceed the amount they would have received if the claim for such excess ranked pari passu with the interests of the holders, if any, of Qualifying Preferred Stock.
In the case of any cumulative preferred stock that includes a Bankruptcy Claim Limitation Provision, such provision shall limit the liquidation preference of such cumulative preferred stock to (a) its stated amount plus (b) an amount in respect of accumulated and unpaid dividends not in excess of the amount set forth in clause (i) or (ii) above, as applicable.
          “Business Day” means any day that is not a Saturday or Sunday and that is not day on which banking institutions generally in the City of New York are authorized or obligated by law or executive order to be closed.
          “Commercially Reasonable Efforts” means, for purposes of selling APM Qualifying Securities, commercially reasonable efforts to complete the offer and sale of APM Qualifying Securities to third parties that are not Subsidiaries of the Corporation in public offerings or private placements. The Corporation shall not be considered to have made Commercially Reasonable Efforts to effect a sale of APM Qualifying Securities if it determines not to pursue or complete such sale solely due to pricing, coupon, dividend rate or dilution considerations.
          “Commission” means the United States Securities and Exchange Commission.
          “Common Stock” means common stock of the Corporation (including treasury shares of common stock and shares of common stock sold pursuant to the Corporation’s dividend reinvestment plan and employee benefit plans).
          “Corporation” means the Person named as the “Corporation” in the first paragraph of this Covenant, until a successor corporation shall have become such, and thereafter “Corporation” shall mean such successor corporation.
          “Covenant” has the meaning specified in the introduction to this instrument.
          “Covered Debt” means (i) at the date of this Covenant and continuing to, but not including, the first Redesignation Date, the Initial Covered Debt and (ii) thereafter, commencing with each Redesignation Date and continuing to but not including the next succeeding Redesignation Date, the Eligible Debt identified pursuant to Section 3(b) as the Covered Debt for such period.
          “Covered Debtholder” means each Person (whether a Holder or a beneficial owner holding through a participant in a clearing agency) that buys or holds long-term indebtedness for money borrowed of the Corporation during the period that such long-term indebtedness for money borrowed is Covered Debt.
          “Debt Exchangeable for Common Equity” means a security or combination of securities (together in this definition, “such securities”) that:
          (i) gives the holder a beneficial interest in (a) a stock purchase contract that obligates the holder to purchase Common Stock, that will be settled in three years or less,

subject to deferral for up to four consecutive quarterly periods in the event any remarketing described in clause (iii) below is unsuccessful, with the number of shares of Common Stock purchasable pursuant to such stock purchase contract to be within a range established at the time of issuance of the subordinated debt securities referred to in clause (b), subject to customary anti-dilution adjustments and (b) subordinated debt securities of the Corporation or one of its Subsidiaries that are non-callable prior to the settlement date of the stock purchase contract;
          (ii) provides that the holders directly or indirectly grant the Corporation a security interest in such subordinated debt securities and their proceeds (including any substitute collateral permitted under the transaction documents) to secure the holders’ direct or indirect obligation to purchase Common Stock pursuant to such stock purchase contracts;
          (iii) includes a remarketing feature pursuant to which the subordinated debt securities are remarketed to new investors commencing not later than the last distribution date that is at least one month prior to the settlement date of the stock purchase contract; and
          (iv) provides for the proceeds raised in the remarketing to be used to purchase Common Stock under the stock purchase contracts and, if there has not been a successful remarketing of the subordinated debt securities by the settlement date of the stock purchase contract (after deferral as described in clause (i)(a) above), provides that the stock purchase contracts will be settled by the Corporation exercising its remedies as a secured party with respect to the subordinated debt securities or other collateral directly or indirectly pledged by holders.
          “Debt Exchangeable for Preferred Equity” means a security or combination of securities (together in this definition, “such securities”) that:
          (i) gives the holder a beneficial interest in (a) subordinated debt securities of the Corporation or one of its Subsidiaries (in this definition, the “issuer”) permitting the issuer to defer Distributions in whole or in part on such securities for one or more Distribution Periods of up to at least five years without any remedies other than Permitted Remedies and that are the most junior subordinated debt of the issuer (or rank pari passu with the most junior subordinated debt of the issuer) and (b) a stock purchase contract that obligates the holder to acquire a beneficial interest in Qualifying Preferred Stock;
          (ii) provides that the holders directly or indirectly grant to the issuer a security interest in such subordinated debt securities and their proceeds (including any substitute collateral permitted under the transaction documents) to secure the holders’ direct or indirect obligation to purchase Qualifying Preferred Stock pursuant to such stock purchase contract;
          (iii) includes a remarketing feature pursuant to which the subordinated debt of the issuer is remarketed to new investors commencing not later than the first Distribution Date that is at least five years after the date of issuance of such securities or earlier in the event of an early settlement event based on (a) the capital ratios of the Corporation, (b) the capital ratios of the Corporation as anticipated by the Federal Reserve, or (c) the dissolution of the issuer of such Debt Exchangeable for Preferred Equity;
          (iv) provides for the proceeds raised in the remarketing to be used to purchase Qualifying Preferred Stock under the stock purchase contracts and, if there has not been a successful remarketing by the first Distribution Date that is six years after the date of issuance of such securities, provides that the stock purchase contracts will be settled by the Corporation exercising its rights as a secured creditor with respect to the subordinated debt securities or other collateral directly or indirectly pledged by holders;
          (v) includes a Qualifying Capital Replacement Covenant that will apply to such securities and to any Qualifying Preferred Stock issued pursuant to the stock purchase contracts; provided that such Qualifying Capital Replacement Covenant will not include Debt Exchangeable for Common Equity or Debt Exchangeable for Preferred Equity as “Replacement Capital Securities”; and
          (vi) after the issuance of such Qualifying Preferred Stock, provides the holder with a beneficial interest in such Qualifying Preferred Stock.
          “Depository Institution Subsidiary” means any Subsidiary of the Corporation that is a depository institution within the meaning of 12 C.F.R. § 204.2(m).
          “Distribution Date” means, as to any Qualifying Capital Securities or Debt Exchangeable for Preferred Equity, the dates on which Distributions on such securities are scheduled to be made.
          “Distribution Period” means, as to any Qualifying Capital Securities or Debt Exchangeable for Preferred Equity, each period from and including a Distribution Date for such securities to but not including the next succeeding Distribution Date for such securities.
          “Distributions” means, as to any Qualifying Capital Securities or Debt Exchangeable for Preferred Equity, dividends, interest or other income distributions to the holders thereof that are not the Corporation or Subsidiaries of the Corporation.
          “Eligible Debt” means, at any time, Eligible Subordinated Debt or, if no Eligible Subordinated Debt is then outstanding, Eligible Senior Debt.
          “Eligible Senior Debt” means, at any time in respect of any issuer, each series of outstanding unsecured long-term indebtedness for money borrowed of such issuer that:
          (i) upon a bankruptcy, liquidation, dissolution or winding up of the issuer, ranks most senior among the issuer’s then outstanding classes of unsecured indebtedness for money borrowed;
          (ii) is then assigned a rating by at least one NRSRO (provided that this clause shall apply on a Redesignation Date only if on such date the issuer has outstanding senior long-term indebtedness for money borrowed that satisfies the requirements of clauses (i), (iii) and (iv) that is then assigned a rating by at least one NRSRO);
          (iii) has an outstanding principal amount of not less than $100,000,000; and
          (iv) was issued through or with the assistance of a commercial or investment banking firm or firms acting as underwriters, initial purchasers or placement or distribution agents.
For purposes of this definition as applied to securities with a CUSIP number, each issuance of long-term indebtedness for money borrowed that has (or, if such indebtedness is held by a trust or other intermediate entity established directly or indirectly by the issuer, the securities of such intermediate entity that have) a separate CUSIP number shall be deemed to be a series of the issuer’s long-term indebtedness for money borrowed that is separate from each other series of such indebtedness.
          “Eligible Subordinated Debt” means, at any time in respect of any issuer, each series of the issuer’s then-outstanding unsecured long-term indebtedness for money borrowed that:
          (i) upon a bankruptcy, liquidation, dissolution or winding up of the issuer, ranks subordinate to the issuer’s then-outstanding most senior series of unsecured indebtedness for money borrowed;
          (ii) is then assigned a rating by at least one NRSRO (provided that this clause (ii) shall apply on a Redesignation Date only if on such date the issuer has outstanding subordinated long-term indebtedness for money borrowed that satisfies the requirements in clauses (i), (iii) and (iv) that is then assigned a rating by at least one NRSRO);
          (iii) has an outstanding principal amount of not less than $100,000,000; and
          (iv) was issued through or with the assistance of a commercial or investment banking firm or firms acting as underwriters, initial purchasers or placement or distribution agents.
For purposes of this definition as applied to securities with a CUSIP number, each issuance of long-term indebtedness for money borrowed that has (or, if such indebtedness is held by a trust or other intermediate entity established directly or indirectly by the issuer, the securities of such intermediate entity that have) a separate CUSIP number shall be deemed to be a series of the issuer’s long-term indebtedness for money borrowed that is separate from each other series of such indebtedness.
          “Exchange Act” means the Securities Exchange Act of 1934 or any statute successor thereto, in each case as amended from time to time.
          “Existing Junior Subordinated Deferrable Interest Debentures” means the junior subordinated deferrable interest debentures issued in connection with the offering of enhanced trust preferred securities by Citigroup Capital XIV, Citigroup Capital XV, Citigroup Capital

XVI, Citigroup Capital XVII, Citigroup Capital XVIII, Citigroup Capital XIX, Citigroup Capital XX and Citigroup Capital XXI.
          “Federal Reserve” means the Board of Governors of the Federal Reserve System and any regional Federal Reserve Bank in which the Corporation owns stock, or their successor as the Corporation’s primary federal banking regulator, or the staff thereof.
          “Holder” means, as to the Covered Debt then in effect, each holder of such Covered Debt as reflected on the securities register maintained by or on behalf of the Corporation with respect to such Covered Debt and each beneficial owner holder through a participant in a clearing agency.
          “Initial Covered Debt” means the Corporation’s junior subordinated debt securities underlying the 6.00% Capital Securities (TruPS®) issued by Citigroup Capital XI (CUSIP: 17307Q205).
          “Intent-Based Replacement Disclosure” means, as to any Qualifying Preferred Stock or Qualifying Capital Securities, that the issuer has publicly stated its intention, either in the prospectus or other offering document under which such securities were initially offered for sale or in filings with the Commission made by the issuer under the Exchange Act prior to or contemporaneously with the issuance of such securities, that to the extent that the Qualifying Preferred Stock or Qualifying Capital Securities provide the issuer with rating agency equity credit, at the time of repayment at maturity or earlier redemption or defeasance, the issuer will repay, redeem or purchase, and will cause that its subsidiaries shall purchase, such securities only with the proceeds of securities that have equity-like characteristics at the time of repayment, redemption or purchase that are the same as or more equity-like than the securities then being redeemed or purchased, raised within 180 days prior to the applicable repayment, redemption or purchase date. Notwithstanding the use of the term “Intent-Based Replacement Disclosure” in the definitions of “Qualifying Capital Securities” and “Qualifying Preferred Stock,” the requirement in each such definition that a particular security or the related transaction documents include Intent-Based Replacement Disclosure shall be disregarded and given no force or effect for so long as the Corporation is a financial holding company or a bank holding company within the meaning of the Bank Holding Company Act of 1956, as amended.
          “Mandatorily Convertible Preferred Stock” means cumulative preferred stock with (a) no prepayment obligation on the part of the issuer thereof, whether at the election of the holders or otherwise and (b) a requirement that the preferred stock convert into Common Stock within three years from the date of its issuance at a conversion ratio within a range established at the time of issuance of the preferred stock, subject to customary anti-dilution adjustments.
          “Mandatory Trigger Provision” means, as to any Qualifying Capital Securities, provisions in the terms thereof or of the related transaction agreements that:
          (a) require the issuer of such securities to make payment of Distributions on such securities only pursuant to the issue and sale of APM Qualifying Securities within two years of a failure of the issuer to satisfy one or more financial tests set forth in the terms of such securities or related transaction agreements, in an amount such that the net proceeds of such sale are at least equal to the amount of unpaid Distributions on such securities (including without limitation all deferred and accumulated amounts) and require the application of the net proceeds of such sale to pay such unpaid Distributions, provided that (i) if the Mandatory Trigger Provision does not require the issuance and sale within one year of such failure, the amount of Common Stock and/or Qualifying Warrants the net proceeds of which the issuer must apply to pay such Distributions pursuant to such provision may not exceed the APM Maximum Obligation and (ii) the amount of Qualifying Preferred Stock and still outstanding Mandatorily Convertible Preferred Stock the net proceeds of which the issuer may apply to pay such Distributions pursuant to such provision may not exceed the Preferred Cap;
          (b) if the provisions described in clause (a) do not require such issuance and sale within one year of such failure, include a Repurchase Restriction;
          (c) prohibit the issuer of such securities from redeeming or purchasing any of its securities ranking upon the liquidation, dissolution or winding up of the Corporation junior to or pari passu with any APM Qualifying Securities the proceeds of which were used to settle deferred interest during the relevant deferral period prior to the date six months after the issuer applies the net proceeds of the sales described in clause (a) above to pay such deferred Distributions in full;
          (d) include a Bankruptcy Claim Limitation Provision; and
          (e) may permit the issuer, at its option, to provide that if it is involved in a Business Combination where immediately after the consummation of the Business Combination more than 50% of the surviving or resulting entity’s voting stock is owned by the shareholders of the other party to the Business Combination, then clauses (a) , (b) and (c) of this definition will not apply to any deferral period that is terminated on the next Distribution Date following the date of consummation of the Business Combination (or, if later, at any time within 90 days following the date of such consummation);
provided that:
          (i) the issuer will not be obligated to issue (or use Commercially Reasonable Efforts to issue) APM Qualifying Securities for so long as a Market Disruption Event has occurred and is continuing;
          (ii) if, due to a Market Disruption Event or otherwise, the issuer is able to raise and apply some, but not all, of the eligible proceeds necessary to pay all deferred Distributions on any Distribution Date, the issuer will apply any available eligible proceeds to pay accrued and unpaid Distributions on the applicable Distribution Date in chronological order subject to the APM Maximum Obligation and Preferred Cap, as applicable; and
          (iii) if the issuer has outstanding more than one class or series of securities under which it is obligated to sell a type of APM Qualifying Securities and applies some part of the proceeds to the payment of deferred Distributions, then on any date and for any period the amount of net proceeds received by the issuer from those sales and available for payment of deferred Distributions on such securities shall be applied to such securities on a pro rata basis up to the APM Maximum Obligation and the Preferred Cap, as applicable, in proportion to the total amounts that are due on such securities.
          No remedy other than Permitted Remedies will arise by the terms of such securities or related transaction agreements in favor of the holders of such Qualifying Capital Securities as a result of the issuer’s failure to pay Distributions because of the Mandatory Trigger Provision until Distributions have been deferred for one or more Distribution Periods that total together at least ten years.
          “Market Disruption Event” shall have the meaning given to it in the transaction documents relating to the relevant securities.
          “Market Value” with respect to Common Stock means, on any date, the closing sale price per share of Common Stock (or, if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on that date as reported in composite transactions by the New York Stock Exchange or, if the Common Stock is not then listed on the New York Stock Exchange, as reported by the principal U.S. securities exchange on which the Common Stock is traded or quoted; if the Common Stock is not either listed or quoted on any U.S. securities exchange on the relevant date, the market price will be the average of the mid-point of the bid and ask prices for the Common Stock on the relevant date submitted by at least three nationally recognized independent investment banking firms selected by the Corporation for this purpose.
          “Measurement Date” means, with respect to any redemption or purchase of the Securities, the date that is six months prior to delivery of notice of such redemption or the date of such purchase.
          “Measurement Period” means the period from a Measurement Date to the related notice date or purchase date. Measurement Periods cannot run concurrently.
          “Non-Cumulative” means, with respect to any Qualifying Capital Securities, that the issuer may elect not to make any number of periodic Distributions without any remedy arising under the terms of the securities or related agreements in favor of the holders, other than one or more Permitted Remedies.
          “No Payment Provision” means a provision or provisions in the transaction documents for securities (referred to in this definition as “such securities”) that include the following:
          (a) an Alternative Payment Mechanism; and
          (b) an Optional Deferral Provision modified and supplemented from the general definition of that term to provide that the issuer of such securities may, in its sole discretion, or (if the issuer elects to so provide in the terms of such securities) shall in response to a directive or order from, or memorandum of understanding with, the Federal Reserve, defer in whole or in part payment of Distributions on such securities for one or more consecutive Distribution Periods of up to five years or, if a Market Disruption Event has occurred and is continuing, ten years, without any remedy other than Permitted Remedies and the obligations (and limitations on obligations) described in the definition of “Alternative Payment Mechanism” applying.
          “NRSRO” means a nationally recognized statistical rating organization within the meaning of Section 3(a)(62) under the Exchange Act.
          “Optional Deferral Provision” means, as to any Qualifying Capital Securities, a provision in the terms thereof or of the related transaction agreements to the effect that:
          (a) (i) the issuer of such Qualifying Capital Securities may, in its sole discretion, or shall in response to a directive or order from, or memorandum of understanding with, the Federal Reserve, defer in whole or in part payment of Distributions on such securities for one or more consecutive Distribution Periods of up to five years or, if a Market Disruption Event is continuing, ten years, without any remedy other than Permitted Remedies and (ii) such securities are subject to an Alternative Payment Mechanism (provided that such Alternative Payment Mechanism need not apply during the first five years of any deferral period and need not include an APM Maximum Obligation, Preferred Cap, Bankruptcy Claim Limitation Provision or Repurchase Restriction); or
          (b) the issuer of such Qualifying Capital Securities may, in its sole discretion, or shall in response to a directive or order from, or memorandum of understanding with, the Federal Reserve, defer or skip in whole or in part payment of Distributions on such securities for one or more consecutive Distribution Periods of up to at least ten years without any remedy other than Permitted Remedies.
          “Permitted Remedies” means, as to any security or combination of securities, one or more of the following remedies:
          (a) rights in favor of the holders of such securities permitting such holders to elect one or more directors of the issuer (including any such rights required by the listing requirements of any stock or securities exchange on which such securities may be listed or traded); and
          (b) complete or partial prohibitions on the issuer or its subsidiaries paying Distributions on or repurchasing common stock or other securities that rank as to Distributions pari passu with or junior to such securities for so long as distributions on such securities, including deferred distributions, have not been paid in full or to such lesser extent as may be specified in the terms of such securities.
          “Person” means any individual, corporation, partnership, joint venture, trust, limited liability company or corporation, unincorporated organization or government or any agency or political subdivision thereof.
          “Preferred Cap” has the meaning specified in clause (g) of the definition of Alternative Payment Mechanism.

          “Qualifying Capital Securities” means securities or combinations of securities (other than securities covered by paragraphs (i) and (ii) of Section 2) that, in the determination of the Corporation’s Board of Directors, acting in its reasonable discretion and reasonably construing the definitions and other terms of this Covenant, meet one of the following criteria:
          (A) securities issued by the Corporation or its Subsidiaries that (1) rank pari passu with or junior to Existing Junior Subordinated Deferrable Interest Debentures (or would rank pari passu with or junior to Existing Junior Subordinated Deferrable Interest Debentures if Existing Junior Subordinated Deferrable Interest Debentures remained outstanding) upon the liquidation, dissolution or winding up of the Corporation, (2) have no maturity or a maturity of at least 60 years and (3) either:
          (x) have a No Payment Provision or are Non-Cumulative and are subject to a Qualifying Capital Replacement Covenant, or
          (y) have an Optional Deferral Provision and a Mandatory Trigger Provision and are subject to Intent-Based Replacement Disclosure;
          (B) securities issued by the Corporation or its Subsidiaries that (1) rank pari passu with or junior to Existing Junior Subordinated Deferrable Interest Debentures (or would rank pari passu with or junior to Existing Junior Subordinated Deferrable Interest Debentures if Existing Junior Subordinated Deferrable Interest Debentures remained outstanding) upon the liquidation, dissolution or winding up of the Corporation, (2) have no maturity or a maturity of at least 40 years and are subject to a Qualifying Capital Replacement Covenant and (3) have an Optional Deferral Provision and a Mandatory Trigger Provision; or
          (C) Qualifying Preferred Stock.
          “Qualifying Preferred Stock” means non-cumulative perpetual preferred stock of the Corporation that (a) ranks pari passu with or junior to all other preferred stock of the Corporation, and (b) either (x) is subject to a Qualifying Capital Replacement Covenant or (y) is subject to Intent-Based Replacement Disclosure and has a provision that prohibits the Corporation from paying any dividends thereon upon its failure to satisfy one or more financial tests set forth therein, and (c) as to which the transaction documents provide for no remedies as a consequence of non-payment of dividends other than Permitted Remedies.
          “Qualifying Capital Replacement Covenant” means a replacement capital covenant that is substantially similar to this Covenant or a replacement capital covenant, as identified by the Corporation’s Board of Directors acting in its reasonable discretion and reasonably construing the definitions and other terms of this Covenant, (i) entered into by a company that at the time it enters into such replacement capital covenant is a reporting company under the Exchange Act and (ii) that restricts the related issuer from, and requires the related issuer to restrict its subsidiaries from, redeeming, repaying or purchasing identified securities except to the extent of the applicable percentage of the net proceeds from the issuance of specified replacement capital securities that have terms and provisions at the time of redemption, repayment or purchase that are as or more equity-like than the securities then being redeemed, repaid or purchased within the six-month period prior to the applicable redemption, repayment or purchase date.

          “Qualifying Warrants” means warrants for Common Stock that (1) have an exercise price greater than the Market Value of the Common Stock on their date of pricing, and (2) the Corporation is not entitled to redeem for cash and the holders are not entitled to require the Corporation to repurchase for cash in any circumstances.
          “Redesignation Date” means, as to the then-effective Covered Debt, the earliest of (i) the date that is two years prior to the final maturity date of such Covered Debt, (ii) if the Corporation elects to redeem, repurchase or defease, or a Subsidiary of the Corporation elects to purchase, such Covered Debt either in whole or in part with the consequence that after giving effect to such redemption, repurchase, defeasance or purchase the outstanding principal amount of such Covered Debt is less than $100,000,000, the applicable redemption, repurchase, defeasance or purchase date and (iii) if the then-effective Covered Debt is not Eligible Subordinated Debt, the date on which the Corporation issues long-term indebtedness for money borrowed that is Eligible Subordinated Debt.
          “REIT Preferred Securities” means non-cumulative perpetual preferred stock of a Subsidiary of a Depository Institution Subsidiary, which Subsidiary may or may not be a “real estate investment trust” (“REIT”) within the meaning of Section 856 of the Internal Revenue Code of 1986, as amended, that is exchangeable for non-cumulative perpetual preferred stock of the Corporation and satisfies the following requirements:
          (a) such non-cumulative perpetual preferred stock of a Subsidiary of the Depository Institution Subsidiary and the related non-cumulative perpetual preferred stock of the Corporation for which it may be exchanged qualifies as Tier 1 capital of a Depository Institution Subsidiary under the risk-based capital guidelines of the Appropriate Federal Banking Agency and related interpretive guidance of such Agency (for example, in the case of the Office of the Comptroller of the Currency, Corporate Decision 97-109) (disregarding any quantitative limits);
          (b) such non-cumulative perpetual preferred stock of a Subsidiary of the Depository Institution Subsidiary must be exchangeable automatically into non-cumulative perpetual preferred stock of the Corporation in the event that the Appropriate Federal Banking Agency directs such Depository Institution Subsidiary in writing to make a conversion because such Depository Institution Subsidiary is (i) undercapitalized under the applicable prompt corrective action regulations (which, for example, in the case of the Office of the Comptroller of the Currency and applicable to national banks, are at 12 C.F.R. 6.4(b)), (ii) placed into conservatorship or receivership, or (iii) expected to become undercapitalized in the near term;
          (c) if such Subsidiary of the Depository Institution Subsidiary is a REIT, the transaction documents include provisions that would enable the REIT to stop paying dividends on its non-cumulative perpetual preferred stock without causing the REIT to fail to comply with the income distribution and other requirements of the Internal Revenue Code of 1986, as amended, applicable to REITs;
          (d) such non-cumulative perpetual preferred stock of the Corporation issued upon exchange for the non-cumulative perpetual preferred stock of a Subsidiary of a Depository

Institution Subsidiary issued as part of such transaction ranks pari passu with or junior to other preferred stock of the Corporation; and
          (e) such REIT Preferred Securities and non-cumulative perpetual preferred stock of the Corporation for which it may be exchanged are subject to a Qualifying Capital Replacement Covenant.
          “Replacement Capital Securities” means Common Stock, rights to acquire Common Stock, Debt Exchangeable for Common Equity, Debt Exchangeable for Preferred Equity, Mandatorily Convertible Preferred Stock, REIT Preferred Securities or Qualifying Capital Securities.
          “Repurchase Restriction” has the meaning specified in clause (c) of the definition of “Alternative Payment Mechanism.”
          “Securities” has the meaning specified in Recital A.
          “Share Cap” has the meaning specified in clause (e) of the definition of Alternative Payment Mechanism.
          “Subsidiary” of a Person means, at any time, any Person the shares of stock or other ownership interests of which having ordinary voting power to elect a majority of the board of directors or other managers of such Person are at the time owned, or the management or policies of which are otherwise at the time controlled, directly or indirectly through one or more intermediaries (including other Subsidiaries) or both, by such Person.
          “Termination Date” has the meaning specified in Section 5(a).